SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 24, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.     Other Events

A.  Credit Rating Change

          On October 23, 2003, Moody's Investors Service (Moody's) upgraded the credit ratings of Pacific Gas and Electric Company (Utility) and its senior unsecured debt from Caa2 to B2, concluding a review for possible upgrade that was initiated on June 23, 2003.  Moody's rating outlook is positive.  In particular, Moody's upgraded the Utility's:

-	First mortgage bonds and secured pollution control bonds to Ba3 from B3;
-	Issuer rating, senior unsecured notes, unsecured debentures, and unsecured, unenhanced pollution control bonds to B2 from Caa2;
-	Subordinated debt to B3 from Caa3; and
-	Preferred stock to Caa1 from Ca;

          Moody's noted that its rating action reflects what it viewed as significant progress toward resolving regulatory issues with the California Public Utilities Commission (CPUC), apparent progress toward agreement on a plan of reorganization (POR) in the Utility’s Chapter 11 proceeding pending in the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court), and Moody's belief that the Utility's emergence from Chapter 11 is likely to occur sometime during 2004.  In taking its action, Moody's also considered that the Utility, while operating in Chapter 11 since April 2001, is current on interest payments on all of its debt obligations, and is expected to remain current through the remainder of the Chapter 11 proceeding.  Moody's noted that, with the approval of the Bankruptcy Court, the Utility has met all of its payment obligations under its first mortgage bond indenture on a timely basis, and that it expects the Utility to meet the next principal payment due in March 2004.

          Moody's also stated that its positive rating outlook reflects the proposed Chapter 11 settlement agreement among the Utility, PG&E Corporation, and the staff of the CPUC.

          Finally, Moody's stated that the Utility’s current ratings are significantly below investment grade and reflect, among other things, the uncertain financial profile of the Utility at the time of its emergence from Chapter 11 and the fact that various legal and regulatory uncertainties remain concerning the Utility's exit from Chapter 11, including the possibility that the regulatory plan contemplated under the current POR might not be approved by the CPUC and the Bankruptcy Court, thereby causing the Utility to emerge from Chapter 11 under a modified POR, or causing the Utility to remain in Chapter 11 for an indeterminate time period while a new POR is formulated.

B.  Department of Water Resources’ (DWR) 2001-2002 Revenue Requirement True-Up Proceeding

           As previously disclosed, the CPUC’s allocation of the DWR’s revenue requirement for the 2001-2002 period among the three California investor-owned utilities (IOUs) is subject to true-up adjustments based on the actual amount of power purchased by the DWR for the respective IOU’s customers during the 2001-2002 period.  The DWR pays for its costs of purchasing electricity from a revenue requirement collected from the IOUs’ electricity customers through a power charge and a bond charge.  The CPUC allocated approximately 48.3% of the adopted DWR power charge revenue requirement for the 2001-2002 period, or about $4.4 billion, to the Utility.

           In testimony submitted to the CPUC on October 15 and 22, 2003, the Utility estimated that it over-remitted $107 million in power charges to the DWR for the 2001- 2002 period based on the allocation methodology applied by the CPUC in determining the allocation of the 2001-2002 DWR power charge revenue requirement.  The Utility also proposed that the CPUC use a different allocation methodology under which the Utility estimates it over-remitted $211 million.

           Testimony submitted by Southern California Edison (SCE) and other parties includes varying estimates of the Utility’s true-up adjustment depending on the allocation methodology proposed.  SCE calculated that the Utility over-remitted approximately $101 million in power charges to the DWR based on the allocation methodology applied by the CPUC in determining the allocation of the 2001-2002 DWR power charge revenue requirement.  However, SCE also has proposed that the CPUC apply the allocation methodology used to allocate the DWR bond charge revenue requirement to allocate the bond proceeds among the customers of the IOUs, and under this methodology, has estimated that the Utility has under-remitted $453 million in DWR revenue requirements.  The Utility’s testimony noted that the CPUC had already rejected this proposal in its decision allocating the DWR’s 2003 bond charge revenue requirements.

The Utility has proposed to include any true-up adjustments to the DWR’s 2001-2002 revenue requirement in each IOU’s allocation of the 2004 DWR revenue requirement to be collected through the 2004 DWR remittance rate.  SCE supports this proposal, but San Diego Gas & Electric Company has proposed that any under-remittance that an IOU is determined to owe should be paid by the IOU immediately.

          CPUC hearings are scheduled to begin on October 27, 2003, and the CPUC is expected to issue a decision in January 2004.

           PG&E Corporation and the Utility expect that any amounts determined by the CPUC to have been under-remitted or over-remitted to the DWR by the Utility for the 2001-2002 period will be included in the DWR’s revenue requirements in 2004 and subsequent periods, and collected or refunded on a going-forward basis from the Utility’s customers.  However, PG&E Corporation and the Utility are unable to predict the outcome of this matter.  If the CPUC retroactively determines that the Utility has under-remitted a material amount to the DWR and orders the Utility to make a one-time true-up payment from cash on hand rather than collect the under-remitted amount from customers on a going-forward basis, the Utility’s financial condition and results of operation would be materially adversely affected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS ______________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:	LINDA Y.H. CHENG _________________________________________
LINDA Y.H. CHENG Corporate Secretary

Dated:	October 24, 2003